Project Eagle CONFIDENTIAL July 23, 2007 Presentation to the Special Committee THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE.

Table of Contents 1. Eagle Overview 2. Eagle Financial Analysis 3. Cardinal Financial Analysis Appendix Eagle LBO Analysis Cardinal LBO Analysis Miscellaneous

1. Eagle Overview

Transaction Overview An entity newly-formed by Lew Dickey and Merrill Lynch Private Equity will acquire Eagle by merging a subsidiary with Eagle pursuant to which each outstanding share of Eagle Common Stock will be converted into the right to receive $11.75 in cash On July 20, 2007, the Special Committee of Eagle received a proposal from Lew Dickey, together with Merrill Lynch Private Equity, to acquire Eagle for $10.65 in cash per outstanding share of Eagle Common Stock On July 21, 2007, Lew Dickey and Merrill Lynch Private Equity raised their offer to acquire Eagle for $11.25 in cash per outstanding share of Eagle Common Stock On July 22, 2007, Lew Dickey and Merrill Lynch Private Equity raised their offer to acquire Eagle for $11.55 in cash per outstanding share of Eagle Common Stock. They subsequently raised their offer to $11.75 Projected net debt balance at 12/31/07 per Eagle management (as approved by Special Committee) including $8.3 million cash proceeds from hedge unwind and $6.0 million cash proceeds of pending sale of Caribbean radio assets. Per Eagle management (as approved by Special Committee). Includes stock-based compensation expense. Per Eagle management (as approved by Special Committee). EBITDA adjusted to exclude stock-based compensation expense. Per Eagle management (as approved by Special Committee). Defined as EBITDA - net interest expense - capex - change in working capital - cash taxes. (2)

Eagle Market Capitalization and Trading Multiples

Eagle Historical Stock Price Performance January 1, 2006 - July 20, 2007 11/25/2006: CCU Announces Exploration of Strategic Options 8/8/06: Eagle reports second quarter 2006 results 11/4/06: Eagle reports third quarter 2006 results 3/1/07: Eagle reports fourth quarter 2006 results 10/25/06: Eagle competitor Clear Channel announces exploration of strategic options 5/9/07: Eagle reports first quarter 2007 results 4/5/07: Eagle announces John Dickey and Jon Pinch as Co-COO 11/29/06: Citigroup downgrades Eagle to a "sell rating" 8/15/06: During the month of August 2006, Eagle repurchases 550,000 shares of Class A common stock at an average price of $9.23 per share 5/10/06: Eagle announces intention to initiate Dutch auction tender offer to repurchase up to 11.5 million shares of its Class A common stock and repurchase 5 million of its class B common stock; each for prices between $11.00-$12.50 per share 6/23/06: Eagle repurchases 11.5 mm shares of Class A common stock at $11.50 per share (24.1% of total outstanding) for $123.3 mm. In addition, on 6/29/06, Eagle repurchases 5 million shares of Class B at $11.50 per share Source: Factset.

Eagle Historical Stock Trading Volume Trading Volume Range Last Three Years Last 12 Months Note: {38}2 million shares of Eagle common stock were traded in the last three years, representing 876.6% of the 43.6 million fully diluted shares of Eagle common stock outstanding as of 7/20/07. High close: $16.59; low close: $8.37; average closing price: $11.95. Source: FactSet. Note: {83} million shares of Eagle common stock were traded in the last twelve months, representing 190.7% of the 43.6 million fully diluted shares of Eagle common stock outstanding as of 7/20/07. High close: $11.55; low close: $8.37; average closing price: $9.88. Source: FactSet.

Selected Wall Street Analyst Target Prices Source: Wall Street research and Bloomberg.

Summary of Eagle and Cardinal Projections Eagle management forecast for Eagle for year 2007 (as revised in April 2007) as approved by Special Committee and supplemented with Special Committee estimates for the years 2008- 2012 is referred to herein as the Eagle Case Eagle Case includes management fee income from Cardinal, but excludes the earnings and cash flow associated with Eagle's 25% stake in Cardinal In addition, the Eagle Case does not include non-cash stock option expense in the EBITDA calculation In 2006, non-cash compensation was $24 million (including a one-time $16 million expense relating to the amendment of the CEO's employment contract) Eagle management has forecasted annual non-cash compensation expense of $10 million for 2007 and onward Eagle Case is adjusted to reflect the pending sale of the Caribbean radio assets, resulting in a $0.5 million decrease in 2007E EBITDA Eagle management forecast for Cardinal for year 2007 as approved by Special Committee and supplemented with Special Committee estimates for the years 2008-2012 is referred to herein as the Cardinal Case Source: Eagle management and Special Committee. (1) Excludes non-cash compensation expense.

Eagle and Cardinal Cases vs. Wall Street Research Estimates Source: 2006 data per Eagle and Cardinal public filings. Eagle and Cardinal Cases per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2011. Wall Street research case represents the average of seven Wall Street research analyst estimates for 2007, six estimates for 2008 and one estimate for 2009-2011. (1) Excludes stock-based compensation expense. (1) (1)

Summary Eagle Financial Analysis - Excluding Cardinal Source: Eagle Case per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2012. Based on 10.5x-12.0x 2007E EBITDA 10.0x-11.5x 2008E EBITDA Based on 7.0%-8.0% WACC and 10.0x-12.0x 2011E Forward Exit EBITDA Multiple Based on 11.5x-13.0x 2007E EBITDA Per Share Consideration $11.75

Summary Eagle Financial Analysis - Including Cardinal Source: Eagle and Cardinal Cases per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2012. Eagle EBITDA includes 25% of Cardinal net income per Cardinal Case. Based on 7.0%-8.0% WACC and 10.0x-12.0x 2011E Forward Exit Multiple Reference Range for Cardinal $0.35 - $1.25 Eagle Cardinal Based on 10.5x-12.0x 2007E EBITDA 10.0x-11.5x 2008E EBITDA Based on 7.0%-8.0% WACC and 10.0x-12.0x 2011E Forward Exit Multiple (1) $1.15 - $2.45 Based on 11.5x-13.0x 2007E EBITDA Based on 11.5x-13.0x 2007E Allocated Net Income Based on 10.5x-12.0x 2007E EBITDA 10.0x-11.5x 2008E EBITDA Per Share Consideration $11.75

2. Eagle Financial Analysis

Selected Company Analysis - Eagle Case Per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008. Projected net debt balance at 12/31/07 including $8.3 million cash proceeds from hedge unwind and $6.0 million cash proceeds of pending sale of Caribbean radio assets per Eagle management (as approved by Special Committee). Based on basic shares outstanding per Eagle management as of 5/31/07. (1)

Selected Precedent Transactions Analysis - Eagle Case Per Eagle management for 2007 (as approved by Special Committee). Projected net debt balance at 12/31/07 including $8.3 million cash proceeds from hedge unwind and $6.0 million cash proceeds of pending sale of Caribbean radio assets per Eagle management (as approved by Special Committee). Value reflects Section 382 NOL limitation. Based on basic shares outstanding per Eagle management as of 5/31/07. (1)

Discounted Cash Flow Analysis - Eagle Case EBITDA adjusted to exclude stock-based compensation expense. Calculated based on estimated weighted average cost of capital of 8.0% for illustrative purposes. Based on $207.7 million of NOL carry forwards per Eagle 12/31/06 Form 10-K. Calculated based on unlevered EBIT and mid-point of estimated cost of equity of 16% for illustrative purposes. Source: Eagle Case per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2012.

Discounted Cash Flow Analysis - Eagle Case (Cont'd.) Assumes 8.0% WACC for illustrative purposes. Includes NPV of NOLs. Includes estimated net debt of $698.2 million including $8.3 million cash proceeds from hedge unwind and $6.0 million cash proceeds of pending sale of Caribbean assets as of 12/31/07 per Eagle management (as approved by Special Committee).

3. Cardinal Financial Analysis

Summary Cardinal Financial Analysis Selected Company Analysis Based on 7.0%-8.0% WACC and 10.0x-12.0x 2011E Forward Exit EBITDA Multiple Based on 10.5x-12.0x 2007E EBITDA 10.0x-11.5x 2008E EBITDA Discounted Cash Flow Analysis Source: Cardinal Case per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2012.

Summary Cardinal Financial Analysis - Equity Value of Cardinal Stake Source: Cardinal Cases per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2012. Based on 7.0%-8.0% WACC and 10.0x-12.0x 2011E Forward Exit EBITDA Multiple ($ in millions) Selected Company Analysis Discounted Cash Flow Analysis Based on 10.5x-12.0x 2007E EBITDA 10.0x-11.5x 2008E EBITDA

Selected Company Analysis - Cardinal Case Per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008. (2) Projected net debt balance at 12/31/07 per Eagle management (as approved by Special Committee). (3) Based on basic shares outstanding per Eagle management as of 5/31/07. (1) (3)

Discounted Cash Flow Analysis - Cardinal Case (1) Calculated based on estimated weighted average cost of capital of 8.0% for illustrative purposes. Source: Cardinal Case per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2012.

Discounted Cash Flow Analysis - Cardinal Case (Cont'd.)

Appendix

Eagle LBO Analysis

Summary Eagle LBO Analysis Excluding Cardinal Source: Eagle Case per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2012. Capitalization assumptions per Merrill Lynch debt commitment, dated July 20, 2007. Based on 18%-24% IRR and 9.0x Leverage

Summary Eagle LBO Analysis Including Cardinal Source: Eagle and Cardinal Cases per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2012. Capitalization assumptions per Merrill Lynch debt commitment, dated July 20, 2007. Reference Range for Cardinal Based on 18%-24% IRR and 9.0x Leverage $1.00 - $1.95

LBO Analysis - Eagle Case Sources and Uses Pro Forma Capitalization Source: Eagle management (as approved by Special Committee). Capitalization assumptions per Merrill Lynch debt commitment, dated July 20, 2007. Net of $8.3 million cash proceeds from hedge unwind and $6.0 million cash proceeds of pending sale of Caribbean radio assets per Eagle management (as approved by Special Committee). Does not include stock-based compensation expense. Net of $8.3 million cash proceeds from hedge unwind and $6.0 million cash proceeds of pending sale of Caribbean radio assets per Eagle management (as approved by Special Committee). Based on per share consideration of $11.75.

LBO Analysis: Projected Cash Flow - Eagle Case Source: Per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2011. Capitalization assumptions per Merrill Lynch debt commitment, dated July 20, 2007.

LBO Analysis - Eagle Case Assumes 9.0x leverage Does not include return associated with Cardinal investment (1) Based on fully diluted shares under the treasury stock method. Implied Eagle Equity Value Per Share (1)

Cardinal LBO Analysis

LBO Analysis - Cardinal Case Existing Capitalization Pro Forma Capitalization Source: Per Eagle management (as approved by Special Committee).

LBO Analysis: Projected Cash Flow - Cardinal Case Existing Capitalization Source: Per Eagle management for 2007 (as approved by Special Committee) and Special Committee for 2008-2011.

Implied Cardinal Equity Value LBO Analysis - Cardinal Case Existing Capitalization Assumes existing leverage of 9.9x Implied Cardinal Equity Value Per Eagle Share

Miscellaneous

Selected Public Companies

Selected Precedent Radio Acquisitions Deals > $300 million since 2001 ($ in millions) Source: Public filings and Wall Street research. (1) Radio only value. (2) Offer pulled. (3) Excludes $10.0 million in synergies. (4) Excludes $18.2 million in synergies. (5) Excluding Univision / Hispanic Broadcasting transaction as outlier.

Eagle Stockholder Ownership Profile Source: Eagle public filings. * Indicates less than one percent. Class A and B shares are entitled to one vote per share. Class C shares are entitled to 10 votes per share. Data provided by Eagle management indicates that currently only 644,871 Class C shares are outstanding. (3)

Eagle Shares and Options Outstanding May 2007 Source: Eagle management. Source: Eagle management.

Potential Cost Savings Eagle Going-Private Cost Savings Source: Eagle management.

WACC Calculation

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